UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

Of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Check the appropriate box:

☐ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Information Statement

MEDALIST DIVERSIFIED, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

Medalist Diversified, Inc.

P.O. Box 8436

Richmond, Virginia 23226

Notice of Special Meeting of Stockholders

To Be Held November 23, 2026

Dear Stockholder:

On November 23, 2026, Medalist Diversified, Inc. (the “Company”) will hold a special meeting of stockholders (the “Special Meeting”) at 19200 Von Karman Ave., Suite 500, Irvine, CA 92612.  The Special Meeting will begin at 10:00 AM Pacific Time.  Directions to the Special Meeting can be obtained by calling (804) 338-7708.

We are holding the Special Meeting to:

1.Approve an amendment to the Company’s Charter related to the Company’s tax benefit preservation strategy (the “Charter Amendment”).

The Board of Directors recommends a vote FOR the proposal.

No other business is anticipated to be conducted at the Special Meeting.

Your Board of Directors has selected October 19, 2026, as the record date for determining stockholders entitled to vote at the Special Meeting.  This Information Statement is being mailed to you on or about November 2, 2026.

All shareholders are cordially invited to attend the Special Meeting in person.  No proxies are being solicited for a vote on the Charter Amendment.  Members of our management team presently own in excess of a majority of our outstanding shares of common stock comprising our outstanding voting securities (55.9% see the caption “Security Ownership of Management and Certain Beneficial Holders,” below) and have indicated an intention vote in favor of the Charter Amendment; and no other votes are being solicited or are required or necessary to approve this matter.

Thank you for your continued support.

By Order of the Board of Directors

/s/ Francis P. Kavanaugh

Francis P. Kavanaugh, Secretary

P.O. Box 8436

Richmond, Virginia 23226

SPECIAL MEETING OF STOCKHOLDERS

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

We are furnishing this in connection with our Special Meeting of Stockholders (the “Special Meeting”).  We will hold the Special Meeting at 19200 Von Karman Ave., Suite 500, Irvine, CA 92612, on November 23, 2026 at 10:00 AM Pacific Time, and any postponements, continuations or adjournments thereof.  We are providing this Information Statement to our stockholders commencing on or about November 2, 2026.

Unless the context otherwise requires or indicates, references in this Information Statement to “us,” “we,” “our” or “our Company” refer to Medalist Diversified, Inc., a Maryland corporation, together with our consolidated subsidiaries, including Medalist Diversified Holdings, L.P., a Delaware limited partnership, which we refer to as our “operating partnership.”

ABOUT THE INFORMATION STATEMENT

What is the purpose of the Special Meeting?

At the Special Meeting, our stockholders will be asked to consider and act upon the following matters:

•	Approval of an amendment to the Charter related to the Company’s tax benefit preservation strategy (the “Charter Amendment”).

At the annual meeting of stockholders of the Company held on June 16, 2026, the stockholders of the Company voted on a proposal to consider and approve the Charter Amendment.  The proposal was supported by over 95% of the votes cast on the proposal.  The Company initially determined that the Charter Amendment was approved by the stockholders by the vote required by the Company’s charter and Maryland law, but recently determined that the Charter Amendment had not received the requisite vote.  As a result, the Charter Amendment is not in effect.  The Company’s Board of Directors continues to believe that the Charter Amendment is in the best interests of the Company and intends to again seek stockholder approval of the Charter Amendment at the Special Meeting.

No other business is anticipated to be conducted at the Special Meeting.

Voting Procedures

Owners of record of shares of our common stock at the close of business on October 19, 2026, the record date for the Special Meeting (the “Record Date”), are entitled to receive notice of, and vote at, the Special Meeting.  Members of our management team own in excess of a majority of the voting power of the Company, and have indicated that they will vote to approve all matters to be voted upon at the Special Meeting.  No other votes are required or necessary, and none are being solicited.

What are the voting rights of stockholders?

Each share of our common stock is entitled to one vote.  There is no cumulative voting.

How many shares are outstanding?

At the close of business on the Record Date, there were 1,628,500 shares of our common stock issued and outstanding.  There are no other shares of our stock that are entitled to vote at the Special Meeting.

What constitutes a quorum?

Stockholders holding a majority of the outstanding shares must be present at the Special Meeting in person or by proxy to constitute a quorum for the transaction of business.  Withheld votes, abstentions and broker non-votes count for purposes of determining whether a quorum is present.

What do I need to do to attend the Special Meeting?

Proof of stock ownership and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Special Meeting in person.  If you have questions about attending the Special Meeting and voting in person, you may contact us at (804) 338-7708.  Only stockholders who owned our common stock as of the close of business on October 19, 2026 are entitled to attend the Special Meeting.

If I share my residence with another stockholder, how many copies of the Information Statement should I receive?

We are sending only a single set of the Information Statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice is known as “householding” and is permitted by rules adopted by the Securities and Exchange Commission (“SEC”). This practice reduces the volume of duplicate information received at your household and helps us to reduce costs. We will deliver promptly, upon written request or oral request to the address or telephone number set forth below, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the documents were previously delivered. If you received a single set of these documents for your household for this year, but you would prefer to receive your own copy, you may direct requests for separate copies in the future to the following address: P.O. Box 8436, Richmond, Virginia 23226, Attention: Francis P. Kavanaugh, Secretary, or by calling 804-338-7708. If you are a stockholder who receives multiple copies of our materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

What is the vote required for approval of the Charter Amendment?

Maryland law provides that the Charter Amendment shall first be adopted by a resolution of the Board of Directors and then be subject to the approval of persons owning a majority of the votes entitled to be cast on any such matter.  The proposal, if approved, does not entitle stockholders to appraisal rights under Maryland law or our Charter.

Resolutions to effect the Charter Amendment were unanimously adopted by our Board of Directors on October 19, 2026.  The members of our management team owned approximately 55.9% of our outstanding voting securities as of the Special Meeting Record Date and have indicated an intention to vote in favor of the Charter Amendment.  In the event of their affirmative vote, no other votes or consents are required or necessary to effect the Charter Amendment.

What will be the effective date of the Charter Amendment?

Subject to ratification and approval by persons owning a majority of the Company’s outstanding voting securities at the Special Meeting, the Charter Amendment will be effective on the date of the filing of the Articles of Amendment with the State Department of Assessments and Taxation of Maryland, which will be not be less than twenty days from the date of the definitive information statement.

What happens if additional matters are presented at the Special Meeting?

We know of no other matters other than the items of business described in this Information Statement that can be considered at the Special Meeting.

Interest of Certain Persons in Matters to be Acted Upon

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Charter Amendment, which is not shared by all other stockholders.

Information Available

Our corporate website is http://www.medalistdst.com.  We make available on this website, free of charge, access to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy and information statements and amendments to those materials filed or furnished pursuant to Section 13(a) or Section 14 of the Exchange Act as soon as reasonably practicable after we electronically submit such material to the SEC.  The SEC makes available on its website, free of charge, reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC.  The SEC’s website is http://www.sec.gov.

NOTICE

MEMBERS OF OUR MANAGEMENT TEAM HAVE INDICATED THAT THEY WILL VOTE IN FAVOR OF THE ADOPTION OF THE CHARTER AMENDMENT.  BY OWNING IN EXCESS OF THE REQUIRED NUMBER OF OUR OUTSTANDING VOTING SECURITIES TO ADOPT THE CHARTER AMENDMENT UNDER MARYLAND LAW, NO FURTHER CONSENTS, VOTES OR PROXIES ARE NEEDED, AND NONE ARE BEING REQUESTED.

The above notice and Information Statement are sent by order of the Board of Directors.

PROPOSAL NO. 1

APPROVAL OF THE AMENDMENT TO THE MEDALIST DIVERSIFIED, INC.

CHARTER

We are asking our stockholders to approve the Amendment to our Charter (the “Charter Amendment”) to impose certain restrictions on transfers of our common stock, which could otherwise adversely affect our ability to use available net operating losses (“NOLs”) and net capital losses (“NCLs”).  On October 19, 2026, our board of directors declared advisable and approved, subject to the approval of our stockholders, the Charter Amendment, as part of our tax benefit preservation strategy.

If our stockholders do not approve the Charter Amendment, the Charter Amendment will not become effective and the charter of the company shall remain in effect, as unamended.

Background and Purpose of the Charter Amendment

We have available NOLs and NCLs to offset our future taxable income.  NOLs and NCLs benefit us by offsetting future taxable income, if any, dollar-for-dollar (subject to certain limitations) and thereby eliminating the U.S. federal corporate income tax on such income.  The benefit of the NOLs and NCLs can be reduced or eliminated if we undergo an ownership change, or “Ownership Change”, as defined in the Internal Revenue Code of 1986 (the “Code”).  Generally, an Ownership Change could occur if, at any time, one or more 4.9-Percent Shareholders (as defined in the Charter Amendment) have aggregate increases in their ownership in the corporation of more than 50 percentage points looking back over the relevant testing period, which can occur as a result of acquisitions and certain dispositions of common stock by 4.9-Percent Shareholders.  A 4.9-Percent Shareholder generally includes any person that has owned 4.9% or more of the company at any point during the relevant testing period.  Our board believes that it is in the best interests of our company and our stockholders to adopt provisions in our Charter that are designed, subject to certain exceptions, to restrict direct and indirect acquisitions of our equity securities if such transactions will increase the number of persons who are a 4.9-Percent Shareholder or increase the ownership of such 4.9-Percent Shareholder because doing so will mitigate the possibility that an Ownership Change will occur and better allow us to confirm that no Ownership Change has occurred.

Our NOLs and NCLs and a Description of Section 382 and Section 383

We have NOLs that are expected to offset a substantial portion of any future taxable income and gain.  Therefore, we believe the preservation of such NOLs and NCLs is critical to minimizing our U.S. federal income tax liability.  We also may recognize losses and deductions (“built-in losses”) in future years with respect to assets whose value currently exceeds our tax basis in such assets.  Sections 382 and 383 of the Code impose significant limitations on the ability of a corporation to use its NOLs and NCLs to offset income in circumstances where such corporation has experienced an Ownership Change.  Those sections may also limit our ability to use any built-in losses recognized within five years of any such Ownership Change.  Generally, there is an Ownership Change if, at any time, one or more 5-percent shareholders (as defined in the Code) have aggregate increases in their ownership in the corporation of more than 50 percentage points looking back over the relevant testing period.  The relevant testing period is generally the prior three-year period, but the testing period generally does not begin before the first year in which a NOL or NCL was generated, unless the corporation has a net unrealized built-in loss at the time of an Ownership Change.  We currently have a net unrealized built-in loss.  The principal reason for adopting the Charter Amendment is to reduce the number of persons who are a 4.9-Percent Shareholder or limit the increase of ownership of such 4.9-Percent Shareholders because doing so will mitigate the possibility that an Ownership Change will occur and better allow us to confirm that no Ownership Change has occurred.

Anti-Takeover Effects

You should be aware that the Charter Amendment may have anti-takeover effects in that, subject to the limitations set forth below, it will restrict the ability of a person, entity or group to accumulate our common stock such that they become a 4.9-Percent Shareholder.  Although the Charter Amendment is designed as a protective measure to preserve and protect our NOLs, NCLs and certain other tax attributes, the Charter Amendment may, if our board does not grant an exemption, have the effect of impeding or discouraging an acquisition of common stock tender offer or other transaction, even if such a transaction may be favorable to the interests of some or all of our stockholders.  This might prevent our common stockholders from realizing an opportunity to sell all or a portion of their shares of our stock at higher than market prices.

In addition, the Charter Amendment may impede the assumption of control by a holder of a large block of common stock and the removal of incumbent directors and management, even if such removal may be beneficial to all of our stockholders.

The Charter Amendment is not in response to any effort that we are aware of to accumulate our common stock or to obtain control of our company.  Our board of directors considers the Charter Amendment to be reasonable and in the best interests of our company because the Charter Amendment reduces certain of the risks that we will be unable to fully utilize our available NOLs, NCLs and certain other tax attributes.  In the judgment of our board of directors, the fundamental importance to us of maintaining the availability of the NOLs, NCLs and certain other tax attributes is a more significant consideration than any indirect anti-takeover effect the Charter Amendment may have.

Possible Effects on Liquidity

The Charter Amendment will restrict a stockholder’s ability to acquire, directly or indirectly, additional shares of our common stock in excess of the specified limitations.  Furthermore, a stockholder’s ability to dispose of such stockholder’s stock may be restricted as a result of the Charter Amendment, and a stockholder’s ownership of common stock may become subject to the Charter Amendment upon the actions taken by certain related persons.  Following the effectiveness of the Charter Amendment, we will impose a legend reflecting the ownership limit on certificates representing newly issued or transferred shares of common stock or, in the case of uncertificated shares, notify the registered owners of the ownership limit.  These restrictions increase any risks associated with the ownership of our common stock and may also result in a decreased valuation of such stock due to the resulting restrictions on acquisition by persons directly or indirectly owning or seeking to acquire a significant block of our common stock.

Description of Charter Amendment

The following is a summary of the proposed Charter Amendment.  This summary is qualified in its entirety by reference to the full text of the proposed Charter Amendment, which is contained in the proposed amendment set forth in the accompanying Appendix A.  Stockholders are urged to read in its entirety the proposed Charter Amendment set forth in the accompanying Appendix A.

Prohibited Transfers.  The transfer restrictions contained in the proposed Charter Amendment generally will prohibit any direct or indirect transfer of our common stock if the effect would be to:

•	increase the direct or indirect ownership of our stock under Section 382 by any person who is not a 4.9-Percent Shareholder to hold 4.9% or more of our common stock;
•	increase the percentage of our common stock owned directly or indirectly by any 4.9-Percent Shareholder, subject to limited exceptions; or
•	increase or violate the ownership cap of a person who has been determined by the Board of Directors
•	to be exempt from the ownership limit, subject to limited exceptions.

Transfers restricted by the Charter Amendment include sales to persons whose resulting percentage ownership (direct or indirect) of common stock would exceed the 4.9% threshold discussed above, or to persons whose direct or indirect ownership of common stock would, by attribution, cause another person to exceed such threshold.  Complicated rules of constructive ownership, aggregation, segregation, combination and other ownership rules prescribed by the Code (and related regulations) apply in determining whether a person or group of persons constitute a 4.9-Percent Shareholder and whether there exist “public groups,” each of which is treated as a 4.9-Percent Shareholder.  For purposes of determining the existence and identity of, and the amount of common stock owned by, any stockholder, we will be entitled to rely on the existence or absence of filings with the SEC of Schedules 13D, 13F and 13G (or any similar filings) as of any date, subject to our actual knowledge of the ownership of our common stock.  The transfer restrictions may result in the delay or refusal of certain requested transfers of our common stock.  As a result of these rules, the transfer restrictions could result in prohibiting ownership (thus requiring dispositions) of our common stock as a result of a change in the relationship between two or more persons or entities, or of a transfer of an interest in an entity other than us, such as an interest in an entity that, directly or indirectly, owns our common stock.  The transfer restrictions will also apply to proscribe the creation or transfer of certain “options” (which are broadly defined by Section 382) in respect of our common stock to the extent that, in certain circumstances, creation, transfer or exercise of the option would result in a proscribed level of ownership.  The Charter Amendment will also remove the restrictions on transfer related to the preservation of the company’s status as a real estate investment trust for U.S. federal income tax purposes.

Requirement to Seek Board Approval of Prohibited Transfers.  A person who proposes to acquire Shares in violation of the transfer restrictions described above must, before the date of such proposed acquisition, request in writing (a “Request”) that the board review such proposed acquisition and authorize or not authorize such proposed acquisition in accordance with the charter.  A Request must be made in accordance with the charter and be delivered by e-mail to the Chief Financial Officer of the Corporation or by registered mail, return receipt requested, to the Chief Financial Officer of the Corporation at the principal executive offices of the Corporation.  Such Request shall be deemed to have been received by the Corporation only when actually received by the Corporation.  To be made in accordance with the charter, a Request shall include (i) the name, address and telephone number of the proposed acquirer, (ii) a description of the proposed acquirer’s existing direct and indirect ownership of shares, together with such ownership of all affiliates and associates of the proposed acquirer, (iii) a description of the Shares that the proposed acquirer proposes to acquire, (iv) the date on which such proposed acquisition is expected to take place (or, if such acquisition is proposed to be made in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect), (v) the name, address and telephone number of the proposed transferor of the Shares that the proposed acquirer proposes to acquire (or, if such acquisition is proposed to be made in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect), (vi) a reasonably detailed description of the acquisition, and (vii) a request that the board authorize such Acquisition.  The Board of Directors may authorize an acquisition by a proposed acquirer, if it determines in the board’s sole discretion, that, such acquisition will not be likely to directly or indirectly limit the availability to the Corporation of the tax benefits or is otherwise in the best interests of the Corporation and, in such case, the restrictions set forth in the Charter shall not apply to such acquisition.  If the Board of Directors authorizes an acquisition, the Board may, in its sole discretion, deem such proposed acquirer to be an Existing Holder (and to determine the deemed Existing Holder Initial Ownership) under the charter.  The Board of Directors may determine not to authorize a proposed acquisition by a Restricted Holder and such proposed acquisition will remain a Prohibited Transfer under the charter.  Any determination to authorize a proposed Acquisition by a Restricted Holder granted hereunder may be granted, in whole or in part, and may be subject to any limitations or conditions (including restrictions on the ability of the proposed acquirer to subsequently transfer shares acquired through such acquisition.

Treatment of Existing 4.9-Percent Shareholders.  Existing 4.9-Percent Shareholders as of the effective time of the Charter Amendment will not be required to sell their shares but generally will be restricted from increasing their ownership under Section 382.

Consequences of Prohibited Transfers.  Upon adoption of the Charter Amendment, any direct or indirect transfer in violation of the restrictions would be void as of the date of the purported transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of common stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such common stock, or in the case of options, receiving common stock in respect of their exercise.  In this Information Statement, common stock purportedly acquired in violation of the transfer restrictions is referred to as “excess stock.”

In addition to the purported transfer being void as of the date of the purported transfer, upon demand, the purported transferee must transfer the excess stock to our agent along with any dividends or other distributions paid with respect to such excess stock.  Our agent is required to sell such excess stock in an arms’ length transaction (or series of transactions) that would not constitute a violation under the transfer restrictions.  The net proceeds of the sale, together with any other distributions with respect to such excess stock received by our agent will be distributed first to reimburse the agent for its costs and expenses, second to the purported transferee in an amount, if any, up to the cost (or in the case of gift, inheritance or similar transfer, the fair market value of the excess stock on the date of the violative transfer) incurred by the purported transferee to acquire such excess stock, and the balance of the proceeds, if any, will be distributed to the original transferor (or, if the original transferor cannot be readily identified, to a charity designated by our board of directors).  If the excess stock is sold by the purported transferee, such person will be treated as having sold the excess stock on behalf of the agent, and will be required to remit all proceeds to our agent (except to the extent we grant written permission to the purported transferee to retain an amount not to exceed the amount such person otherwise would have been entitled to retain had our agent sold such shares).

To the extent permitted by law, any stockholder who knowingly violates the transfer restrictions will be liable for any and all damages suffered by us as a result of such violation, including any professional fees incurred in connection with addressing such violation.

With respect to any indirect or other transfer of common stock which does not involve a transfer of “securities” of the company within the meaning of the Maryland General Corporation Law but which would cause any 4.9-Percent Shareholder to violate the transfer restrictions, the following procedure will apply instead of those described above.  In such case, no such 4.9-Percent Shareholder will be required to dispose of any interest that is not a security of the company.  Instead, such 4.9-Percent Shareholder and/or any person whose ownership of securities of the company is attributed to such 4.9-Percent Shareholder will be deemed to have disposed of (and will be required to dispose of) sufficient securities, simultaneously with the transfer, to cause such 4.9-Percent Shareholder not to be in violation of the transfer restrictions, and such securities will be treated as excess stock to be disposed of through the agent under the provisions summarized above, with the maximum amount payable to such 4.9-Percent Shareholder or such other person that was the direct holder of such excess stock from the proceeds of sale by the agent being the fair market value of such excess stock at the time of the prohibited transfer.

Modification and Waiver of Transfer Restrictions.  As discussed above, our board of directors will have the discretion to approve a transfer of our common stock that would otherwise violate the transfer restrictions if it determines that such transfer will not be likely to limit the availability of the NOLs or is in the company’s best interests.  In deciding whether to grant a waiver, our board may seek the advice of counsel and tax experts with respect to the preservation of our federal tax attributes pursuant to Section 382.  In addition, our board may request relevant information from the acquirer and/or selling party in order to determine compliance with the Charter Amendment or the status of our federal income NOLs, including an opinion of counsel selected by our board (the cost of which will be borne by the transferor and/or the transferee) that the transfer will not result in a limitation on the use of our NOLs under Section 382.  In considering a waiver, we expect our board of directors to consider, among others, the following factors:

•	the impact of the proposed transfer on our Section 382 shift in ownership percentage;
•	the then existing level of our Section 382 shift in ownership percentage;
•	the timing of the expected “roll-off” of our existing ownership shift;
•	the economic impact of any Section 382 limitation that might result, taking into account factors such as our current and expected market capitalization and cash position;
•	the impact on possible future issuances or purchases of our common stock by us; and
•	any changes or expected changes in applicable tax law.

If our board decides to grant a waiver, it may impose conditions on the acquirer or selling party.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 19, 2026 by:

•	each person (or group of affiliated persons) who is known by us to beneficially own 5% of the outstanding shares of our common stock;
•	each of our present directors;
•	all of our named executive officers, and each of our executive officers and directors as a group.

This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days.  Shares of common stock issuable pursuant to vested options, warrants or share appreciation rights are deemed to be outstanding for purposes of computing the percentage ownership of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person.  Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

		Number of	Number of
		Shares	OP Units			Percentage
		Beneficially	Beneficially	Percentage		of all Shares
Name of Beneficial Owner	Title of Class	Owned	Owned	of all Shares(1)		and OP Units(2)
Named Executive Officers and Directors(3)
Francis P. Kavanaugh(4)	Common Stock & OP Units	846,177	606,200	52.0%		72.7%
Marc Carlson	Common Stock	3,039	—	*	%	*	%
Neil Farmer	Common Stock	14,258	—	*	%	*	%
David Lunin	Common Stock	6,066	—	*	%	*	%
Emanuel Neuman	Common Stock	14,378	—	*	%	*	%
C. Brent Winn, Jr.	Common Stock	63,260	—	3.9%		3.2%
All Current Directors and Executive Officers as a Group (6 persons)		947,178	606,200	58.2%		77.8%

*Represents less than 1% of our outstanding common stock as of October 19, 2026.

(1)	Based on 1,628,500 shares of common stock outstanding as of October 19, 2026.
(2)	Based on 1,628,500 shares of common stock outstanding and 608,616 Operating Partnership Units outstanding that are redeemable for shares of common stock as of October 19, 2026.
(3)	The address of each beneficial owner is P.O. Box 8436, Richmond, VA 23226.
(4)

Number of shares of common stock and Operating Partnership Units beneficially owned includes 19,348 Operating Partnership Units that were issued to Mr. Kavanaugh on January 18, 2024, and which became redeemable for shares of common stock on January 18, 2025, 208,696 Operating Partnership Units that were issued to Mr. Kavanaugh on March 28, 2024, and which became redeemable on March 28, 2025, 14,547 Operating Partnership Units that were issued to Mr. Kavanaugh on January 15, 2025, and which became redeemable on January 15, 2026, 9,600 Operating Partnership Units that were issued to Mr. Kavanaugh on January 24, 2025, and which became redeemable on January 24, 2026, 111,600 Operating Partnership Units that were issued to Mr. Kavanaugh on February 21, 2025, and which became redeemable on February 21, 2026, 240,004 Operating Partnership Units that were issued to Mr. Kavanaugh on August 8, 2025 and which became redeemable on August 8, 2026, and 2,405 Operating Partnership Units that were issued to Mr. Kavanaugh on November 14, 2025 and which will become redeemable on November 14, 2026.

Appendix A

MEDALIST DIVERSIFIED, INC.

ARTICLES OF AMENDMENT

Medalist Diversified, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to, and does hereby, amend the charter (the “Amendment”) of the Corporation as currently in effect (the “Charter”) by inserting each of the following definitions in Article IV in applicable alphabetical order in the list of definitions contained therein as updated pursuant to Article Second of these Articles of Amendment.

“Acquire” or “Acquisition” and similar terms mean the direct or indirect acquisition of record, legal, beneficial or any other ownership of Shares by any means, including (a) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares or (b) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic consequences of ownership of Shares if, as a result of such direct or indirect acquisition, the acquirer would be considered an owner of Shares under the direct, indirect or constructive ownership rules of Section 382 of the Code.

“Agent” shall have the meaning set forth in Section 6.1.2(b).

“Controlled Person” shall have the meaning set forth in Section 6.1.2(f).

“DTC” shall mean The Depository Trust Company, or any successor performing substantially the same function for the Corporation.

“Effective Date” means the date of acceptance for record by the State Department of Assessments and Taxation of Maryland of the Articles of Amendment to the charter of the Corporation first containing this provision.

“Entity” means an entity within the meaning of Treasury Regulation Section 1.382–3(a)(1) (or any successor provision).

“Exempt Person” means any Person designated by the Board as an Exempt Person, subject to the terms of such designation.

“Exempt Person Ownership Cap” means, with respect to any Exempt Person, the maximum number of shares that may be owned or acquired by such Exempt Person as determined from time to time by the Board, subject to the terms of such determination.

“Excess Shares” shall have the meaning set forth in Section 6.1.2(a).

“4.9-Percent Shareholder” means a Person that is identified as a “5-percent shareholder” of the Shares pursuant to Treasury Regulation Section 1.382–2T(g)(1) (or any successor provision) , as applied by replacing "5-percent" with "4.9-percent," where applicable, but excluding (a) any “direct public group” with respect to the Corporation, as that term is defined in Treasury Regulation Section 1.382–2T(j)(2)(ii) (or any successor provision) or (b) any Exempt Person.

“Percentage Stock Ownership” and similar terms means the direct and indirect percentage stock ownership of any Person for purposes of Section 382 of the Code as determined in accordance with Treasury Regulation Section 1.382–2T(g), (h), (j) and (k) and Treasury Regulations Section 1.382-4 (or any successor provisions) including any ownership by application of constructive ownership rules.

“Person” means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization, and also includes a group of Persons that is an “entity” within the meaning of Treasury Regulation Section 1.382-3(a)(1) (or any successor provision), and shall include any successor (by merger or otherwise) of such entity or group.

“Prohibited Distributions” shall have the meaning set forth in Section 6.1.2 (b).

“Prohibited Transfer” shall have the meaning set forth in Section 6.1.1(a).

“Purported Transferee” shall have the meaning set forth in Section 6.1.2(a).

“Request” shall have the meaning set forth in Section 6.1.1(b).

“Restriction Release Date” means such date, after the Effective Date, that (i) the repeal of Section 382 of the Code or any successor statute occurs if the Board determines that Section 6.1 of Article VI is no longer necessary for the preservation of Tax Benefits, (ii) is the beginning of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward, or (iii)  as the Board determines that a limitation on the use of the Tax Benefits under Section 382 of the Code would no longer be a material benefit to the Company.

“Restricted Holder” means a Person that (a) is a 4.9-Percent Shareholder and Acquires or proposes to Acquire additional Shares, (b) is an Exempt Person and Acquires or proposes to Acquire additional Shares in excess of or in violation of the Exempt Person Ownership Cap of such Exempt Person, or (c) is proposing to Acquire Shares, and after such proposed Acquisition of Shares, would be a 4.9-Percent Shareholder.

“Security” or “Securities” shall have the meaning set forth in Section 6.1.2(d).

“Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382–2T(f)(18) (or any successor provision).

“Tax Benefits” means all net operating loss carryovers, capital loss carryovers, general business credit carryovers, carryovers of disallowed business interest described in Section 163(j)(2) of the Code, alternative minimum tax credit carryovers and foreign tax credit carryovers, if any, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 of the Code and the Treasury Regulations promulgated thereunder, of the Corporation or any of its subsidiaries.

“Transfer” means any direct or indirect Acquisition, sale, transfer, assignment, conveyance, pledge or other disposition or other action in any manner whatsoever, whether voluntary or involuntary, by operation of law or otherwise, by an Person that alters the Percentage Stock Ownership of any Person, or any attempt to do any of the foregoing. A Transfer shall also include the creation or grant of an option (including within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v) or Treasury Regulation Section 1.382-4(d) (or any successor provision)). A Transfer shall include a repurchase of Shares by the Corporation but shall not include an issuance or grant of Shares by the Corporation.

“Treasury Regulation” means a Treasury Regulation promulgated under the Code.

SECOND: The Corporation desires to, and does hereby, amend the Charter by deleting the following defined terms in Article IV.

“Aggregate Share Ownership Limit”

“Charitable Beneficiary”

“Common Share Ownership Limit”

“Excepted Hoder”

“Excepted Holder Limit”

“Ownership Limits”

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“REIT Provisions of the Code”

“Restriction Termination Date”

THIRD: The Corporation desires to, and does hereby, amend the Charter by deleting Article VI in its entirety and inserting the following new Article VI.

ARTICLE VI

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 6.1.1 Preservation of Tax Benefits.

(a)	In order to preserve the Tax Benefits, from and after the Effective Date and before the Restriction Release Date, no Transfer other than to the Corporation or other than as approved by the Board of Directors of the Corporation in accordance with Section 6.1.1(b) of the Charter shall be permitted, and any such purported Transfer shall be null and void ab initio, as to the amount of any such purported Transfer of Shares that causes, after giving effect to such purported Transfer (or any series of Transfers of which such Transfer is a part), (i) any Person who is not a 4.9-Percent Shareholder to become a 4.9-Percent Shareholder, (ii) the Percentage Stock Ownership interest in the Corporation of any 4.9-Percent Shareholder to increase, or (iii) the Percentage Stock Ownership of any Exempt Person to increase in excess of or in violation of the Exempt Person Ownership Cap of such Exempt Person (each, a “Prohibited Transfer”). The prior sentence is not intended to prevent the Shares from being DTC-eligible and shall not preclude the settlement of any transactions in the Shares entered into through the facilities of a national securities exchange or any national securities quotation system, provided, that if the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer.

(b)	The restrictions contained in this Section 6.1.1 are for the purposes of reducing the risk that any “ownership change” (as defined in Section 382 of the Code) of the Shares may limit the Corporation’s ability to utilize its Tax Benefits. In connection therewith, and to provide for effective policing of these provisions, a Restricted Holder who proposes to Acquire Shares shall, before the date of such proposed Acquisition, request in writing (a “Request”) that the Board of Directors of the Corporation (or a duly authorized committee thereof) review such proposed Acquisition and authorize or not authorize such proposed Acquisition in accordance with this Section 6.1.1(b)). A Request shall be made in accordance with this Section 6.1.1(b) and shall be delivered by e-mail to the Chief Financial Officer of the Corporation or by registered mail, return receipt requested, to the Chief Financial Officer of the Corporation at the principal executive offices of the Corporation. Such Request shall be deemed to have been received by the Corporation only when actually received by the Corporation. To be made in accordance with this Section 6.1.1(b), a Request shall include (i) the name, address and telephone number of the Restricted Holder, (ii) a description of the Restricted Holder’s existing direct and indirect ownership of Shares, together with such ownership of all affiliates and associates of the Restricted Holder, (iii) a description of the Shares that the Restricted Holder proposes to Acquire, (iv) the date on which such proposed Acquisition is expected to take place (or, if such Acquisition is proposed to be made in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect), (v) the name, address and telephone number of the proposed transferor of the Shares that the Restricted Holder proposes to Acquire (or, if such Acquisition is proposed to be made in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect), (vi) a reasonably detailed description of the Acquisition, and (vii) a request that the Board of Directors authorize, if appropriate, such Acquisition pursuant to this Section 6.1.1(b). The Board of Directors may authorize an Acquisition by a Restricted Holder, if it determines in its sole discretion, that, such Acquisition will not be likely to directly or indirectly limit the availability to the Corporation of the Tax Benefits or is otherwise in the best interests of the Corporation and, in such case, the restrictions set forth in Section 6.1.1(a) shall not apply to such Acquisition. If the Board of Directors authorizes an Acquisition by a Restricted Holder, it may, in its sole discretion, deem such Restricted Holder to be an Exempt Person (and to determine the deemed Exempt Person Initial Ownership) under this Article VI. The Board of Directors may determine not to authorize a proposed Acquisition by a Restricted Holder and such

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proposed Acquisition will remain a Prohibited Transfer. Any determination to authorize a proposed Acquisition by a Restricted Holder granted hereunder may be granted in whole or in part, may be given prospectively or retroactively, and may be subject to any limitations or conditions (including restrictions on the ability of the Restricted Holder to subsequently transfer Shares acquired through such authorized Acquisition), in each case as and to the extent the Board shall determine in its sole discretion. In addition, the Board of Directors may, in its sole discretion, require representations from the Restricted Holder or an opinion of counsel to be rendered by counsel selected by the Board of Directors, that the Transfer will not result in the application of any limitations under Section 382 of the Code on the use of the Tax Benefits or other matters that the Board of Directors may determine. Any Restricted Holder who makes a Request to the Board of Directors shall reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to any proposed Acquisition of Shares, including the Corporation’s costs and expenses incurred in determining whether to authorize the proposed Acquisition, which costs may include any expenses of counsel and/or tax advisors engaged by the Board of Directors to advise the Board of Directors or deliver an opinion thereto.

Section 6.1.2 Treatment of Excess Shares.

(a)No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Shares that are the subject of the Prohibited Transfer (the “Excess Shares”). The Purported Transferee shall not be entitled with respect to such Excess Shares to any rights of a stockholder of the Corporation, including the rights to vote such Excess Shares and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof. Once the Excess Shares have been acquired in a Transfer that is not a Prohibited Transfer, such Shares shall cease to be Excess Shares.

(b)If the Board of Directors determines that a Prohibited Transfer has been recorded by an agent or employee of the Corporation notwithstanding the prohibition in Section 6.1.1(a), such recording and the Prohibited Transfer shall be null and void ab initio and have no legal effect and, upon written demand by the Corporation, the Purported Transferee shall Transfer or cause to be Transferred any certificate or other evidence of ownership of the Excess Shares within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Shares (the “Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”). In the event of an attempted Prohibited Transfer involving the purchase or Acquisition of Shares in violation of this Article VI by a Restricted Holder, the Agent shall thereupon sell to a buyer or buyers, which may include the Corporation or the purported transferor, the Excess Shares transferred to it in one or more arm’s-length transactions (including over a national securities exchange or national securities quotation system on which the Shares may be traded); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if the Agent determines such sale or sales could disrupt the market for the Shares, could adversely affect the value of the Shares or may be in violation of applicable securities laws. If the Purported Transferee has resold the Excess Shares before receiving the Corporation’s demand to surrender the Excess Shares to the Agent, the Purported Transferee shall be deemed to have sold the Excess Shares for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, unless the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 6.1.2(c) if the Agent, rather than the Purported Transferee, had resold the Excess Shares.

(c)The Agent shall apply any proceeds of a sale by it of Excess Shares and, if the Purported Transferee had previously resold the Excess Shares, any amounts received by it from a Purported Transferee, as follows: (i) first, to reimburse itself to the extent necessary to cover its costs and expenses incurred in accordance with its duties hereunder; (ii) second, to reimburse the Purported Transferee for the amounts paid by the Purported Transferee for the Excess Shares (or in the case of any Prohibited Transfer by gift, devise or inheritance or

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any other Prohibited Transfer without consideration, the fair market value, calculated on the basis of the closing market price for the Shares on the day before the Prohibited Transfer), and (iii) third, the remainder, if any, to the original transferor, or, if the original transferor cannot be readily identified, to an entity designated by the Corporation’s Board of Directors that is described in Section 501(c) of the Code, contributions to which must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. The recourse of any Purported Transferee with respect to any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) of this Section 6.1.2(c). Except as may be required by law, in no event shall the proceeds of any sale of Excess Shares pursuant to this Section 6.1 inure to the benefit of the Corporation or the Agent, except to the extent used to cover expenses incurred by the Agent in performing its duties hereunder.

(d)In the event of any Transfer to the Corporation, or any Transfer that does not involve a transfer of securities of the Corporation within the meaning of Maryland law (“Securities,” and individually, a “Security”), that would in either case cause (i) any Person to become a 4.9-Percent Shareholder or (ii) the Percentage Stock Ownership interest of any 4.9-Percent Shareholder to increase, or (iii) the Percentage Stock Ownership of any Exempt Person to increase in excess of or in violation of the Exempt Person Ownership Cap of such Exempt Person, the application of Section 6.1.2(b) and Section 6.1.2(c) shall be modified as described in this Section 6.1.2(d). In such case, no such 4.9-Percent Shareholder shall be required to dispose of any interest that is not a Security, but such 4.9-Percent Shareholder and/or any Person whose ownership of Securities is attributed to such 4.9-Percent Shareholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such 4.9-Percent Shareholder, after such disposition, not to be in violation of Section 6.1.1. Such disposition shall be deemed to occur simultaneously with the purported Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Shares and shall be disposed of through the Agent as provided in Section 6.1.2(b) and Section 6.1.2(c), except that the maximum aggregate amount payable either to such 4.9-Percent Shareholder, or to such other Person that was the direct holder of such Excess Shares, in connection with such sale shall be the fair market value of such Excess Shares at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Shares shall be paid out of any amounts due such 4.9-Percent Shareholder or such other Person. The purpose of this Section 6.1.2(d) is to extend the restrictions in Section 6.1.1(a) and Section 6.1.2(a) to situations in which there is a 4.9-Percent Shareholder without a direct Transfer of Securities, and this Section 6.1.2(d), along with the other provisions of Section 6.1.1, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Shares. Nothing in Section 6.1.1 shall (i) be deemed inconsistent with any purported Transfer of the Excess Shares provided in Section 6.1.1 being void ab initio, (ii) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (iii) cause any failure of the Corporation to act within the time periods set forth in Section 6.1.1 to constitute a waiver or loss of any right of the Corporation under this Section 6.1. The Board may authorize such additional actions as it deems advisable to give effect to the provisions of this Section 6.1.

(e)If the Purported Transferee fails to surrender the Excess Shares or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a demand pursuant to Section 6.1.2(b) or any written demand with respect to a deemed disposition pursuant to Section 6.1.2(d), then the Corporation may take any actions it deems necessary to enforce the provisions hereof, including the institution of legal proceedings to compel such surrender.

(f)If any Person shall knowingly violate, or knowingly cause any other Person under control of such Person (a “Controlled Person”) to violate this Section 6.1 (including failure to surrender the Excess Shares or the proceeds of a sale thereof as demanded by the Corporation pursuant to Section 6.1.2(e)), then that Person and any Controlled Person shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all losses and damages suffered as a result of such violation, including any attorneys’ and auditors’ fees incurred in connection with such violation.

Section 6.1.3Legends; Compliance.

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(a)All certificates reflecting Shares on or after the Effective Date shall, until the Restriction Release Date, bear a conspicuous legend in substantially the following form:

THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE VI OF THE CHARTER OF MEDALIST DIVERSIFIED, INC., AS AMENDED, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER THE EXCESS SHARES (AS DEFINED IN THE CHARTER) TO THE CORPORATION’S AGENT.

(b)The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Section 6.1 for any uncertificated Shares or Shares held in an indirect holding system. As a condition to the registration of the Transfer of any Shares, any Person who is a beneficial, legal or record holder of Shares, and any proposed transferee of such Shares and any Person controlling, controlled by or under common control with the proposed transferee of such Shares, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Section 6.1 or the status of the Tax Benefits of the Corporation.

(c)Nothing contained in this Section 6.1 shall limit the authority of the Board of Directors of the Corporation to take such other action to the extent permitted by law as it deems necessary or advisable to preserve the Corporation’s Tax Benefits. The Board of Directors of the Corporation shall have the power to determine all matters necessary for determining compliance with this Article VI, including determining (i) the identification of 4.9-Percent Shareholders, Exempt Persons and Restricted Holders, (ii) whether a Transfer or proposed Transfer is a Prohibited Transfer and whether to grant an exception thereto under Section 6.1.1(b), (iii) the Percentage Stock Ownership in the Corporation of any 4.9-Percent Shareholders, Exempt Persons and Restricted Holders, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee, (vi) whether compliance with any restriction or limitation on stock ownership and Transfers are no longer required for preservation of Tax Benefits, (vii) the interpretation of the provisions of this Section 6.1 and the applicability to stockholders of the Corporation of the restrictions on Transfer set forth herein, including the establishment of presumptions and procedures related thereto, and the correction or clarification of any errors or ambiguities therein, and (viii) any other matters which the Board of Directors deems relevant. Without limiting the generality of the foregoing, for the purposes of determining the existence and identity of, and the amount of Shares owned by, any Person, the Corporation and the Board of Directors are entitled to rely on (a) the existence and absence of filings of Schedule 13D, Schedule 13F, or Schedule 13G under the Exchange Act (or any similar schedules) as of any date, and (b) its actual knowledge of the ownership of the Shares. In the case of an ambiguity in the application of any of the provisions of this Section 6.1, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event that Article VI requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the express provisions of this Section 6.1. All such actions, calculations, interpretations and determinations that are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Corporation, the Agent, and all other parties to a Transfer. The Board of Directors may delegate all or any portion of its duties and powers under this Section 6.1 to a committee of the Board of Directors as it deems advisable or necessary.

(d)Nothing contained in this Section 6.1 shall be construed to give any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Section 6.1. This Section 6.1 shall be for the sole and exclusive benefit of the Corporation and the Agent.

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(e)With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent provided under this Section 6.1, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party, and (ii) no alteration, modification, or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

(f)If any provision of this Section 6.1 or the application of any such provision to any Person or under any circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Section 6.1 of the Charter.

(g) The Board shall at least annually consider whether to make the determination provided by clause (iii) of the definition of Restriction Release Date in light of all relevant factors, including the amount and anticipated utilization of the Corporation’s Tax Benefits and the Corporation’s market capitalization.

FOURTH: The amendments to the Charter as set forth above have been duly advised by at least a majority of the entire Board of Directors as required by law and were as duly approved by the stockholders of the Corporation in the manner and by the vote required by the Maryland General Corporation Law and the Charter.

FIFTH: There has been no increase in the authorized shares of stock of the Corporation effected by the amendments to the Charter as set forth above.

SIXTH: These Articles of Amendment shall become effective at 5:01 p.m., Eastern Time, on November [   ], 2026 (the “Effective Time”).

SEVENTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Financial Officer on this [   ]th day of November 2026.

ATTEST:		MEDALIST DIVERSIFIED, INC.

By:		By:
Name:	C. Brent Winn, Jr.	Name:	Francis P. Kavanaugh
Title:	Chief Financial Officer	Title:	President and Chief Executive Officer

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